EXHIBIT 4(d)




                       PRIMEX TECHNOLOGIES, INC.
                 STOCK PLAN FOR NONEMPLOYEE DIRECTORS

     1. Purpose. The purpose of the Primex Technologies, Inc. Stock Plan for Nonemployee Directors is to promote the long-term growth and financial success of Primex Technologies, Inc. by attracting and retaining Nonemployee Directors of outstanding ability and by promoting a greater identity of interest between its Nonemployee Directors and its shareholders.

     2. Definitions. The following capitalized terms utilized herein have the following meanings:

          "Annual Retainer" means the annual retainer as determined by the Board from time to time to be paid to Nonemployee Directors for services as a member thereof.

          "Board" means the Board of Directors of the Company.

          "Cash Account" means an account established under the Plan for a Nonemployee Director to which cash meeting fees and retainers have been or are to be credited in the form of cash.

          "Change in Control" means any of the following: (i) the Company ceases to be, directly or indirectly, owned by at least 1,000 shareholders after December 31, 1996; (ii) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a "person" within the meaning of Section 13(d)(3) of the 1934 Act, other than the Company, Olin, a majority-


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     owned subsidiary of the Company, or an employee benefit plan (or related trust) of the Company, Olin or such subsidiary, become(s) the "beneficial owner" (as defined in Rule 13d-3 under the 1934
     Act) of 15% or more of the then outstanding voting stock of the Company; or (iii) during any period of two consecutive years after 1996, individuals who at the beginning of such period constitute the Board (together with any new director whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Committee" means Compensation and Nominating Committee (or its successor) of the Board.

          "Common Stock" means the Company's Common Stock, $1.00 par value per share.

          "Company" means Primex Technologies, Inc., a Virginia corporation, and any successor.

                      "Credit Date" means the first day of each calendar quarter, beginning with January 1, 1997.


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          "Excess Retainer" means fifty percent (50%) of the Annual
     Retainer; provided that in the event the Annual Retainer is prorated to reflect that such Nonemployee Director did not serve as such for the full calendar year, the Excess Retainer shall be similarly prorated.

          "Fair Market Value" means, with respect to a date, on a per share basis, the average closing bid and asked "regular way" prices of a share of Common Stock reported on the NASDAQ National Market System on such date or if the NASDAQ National Market System is closed on such date, the next preceding date on which it is open; provided if in 1997 the Common Stock is not trading "regular way," on the next day following that it does trade "regular way."

          "l934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

          "Nonemployee Director" means a member of the Board who is not an employee of the Company or any subsidiary thereof.

          "Olin" means Olin Corporation, a Virginia corporation, and its successors.

          "Plan" means the Primex Technologies, Inc. Stock Plan for Nonemployee Directors.

          "Retirement Date" means the date the Nonemployee Director ceases to be a member of the Board.




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          "Stock Account" means an account established under the Plan for a Nonemployee Director to which shares of Common Stock have been or are to be credited in the form of stock.

     3. Term. The Plan shall become effective January 1, 1997 provided the shareholder of the Company approves the Plan prior to such date. Once effective, the Plan shall operate and shall remain in effect until terminated by action of the Board as provided in Section 9 hereof.

        4. Administration. Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee. Decisions of the Committee shall be final, conclusive and binding upon all parties. The Board has all the power and authority of the Committee and may act in lieu of the Committee at any time.

     5. Participation. All Nonemployee Directors shall participate in the Plan.

     6. Grants and Deferrals.

             (a) Annual Stock Grant. Subject to the terms and conditions of the Plan, on each January 1 of each year beginning with 1997, each Nonemployee Director who is such on such date shall receive that number of shares (rounded up to the next whole share in the event of a fractional share) of Common Stock having an aggregate Fair Market Value on such date of the sum of (1) $5,000 and (2) 50% of the Annual Retainer. (Such $5,000 plus 50% of the Annual Retainer being the "Annual Stock Amount".) In the event a person becomes a Nonemployee Director subsequent to January 1 of a calendar year and has not received the


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Annual Stock Amount for such calendar year, such Nonemployee Director, on the first day of the calendar month following his or her becoming such, shall receive that number of shares (rounded up to the next whole share in the event of a fractional share) of Common Stock having an aggregate Fair Market Value on such first day of an amount equal to one-twelfth of the Annual Stock Amount for such year times the number of whole calendar months remaining in such calendar year following the date he or she becomes a Nonemployee Director. The portion of the Annual Stock Amount that represents one-half of the Annual Retainer shall be in lieu of the cash payment of one-half of the Annual
Retainer and not in addition to the Annual Retainer (or in the case of a Nonemployee Director who become such during a calendar year such similar proportion). A Nonemployee Director may elect to defer receipt of all or any portion of such shares in accordance with Section 6(d). Except with respect to any shares the director has so elected to defer, certificates representing such shares shall be delivered to such Nonemployee Director as soon as practicable.


             (b) Election to Receive Meeting Fees and Excess Retainer in Stock in Lieu of Cash. Subject to the terms and conditions of the Plan, a Nonemployee Director may elect to receive all or a portion of the director meeting fees established by the Board and the Excess Retainer his or her service as a director for the calendar year in the form of shares of Common Stock. Such election shall be made in accordance with Section 6(d). The number of shares (rounded up to the next whole share in the event of a fractional share) payable to a Nonemployee Director who so


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elects to receive all or a portion of the Excess Retainer in the form of shares for such year shall be based upon the aggregate Fair Market Value of the Common Stock on January 1 of such calendar year (or in the case of a Nonemployee Director who becomes such after January 1, on the first day of the calendar month following the day such new Nonemployee Director became such) of the amount of Excess Retainer which has been elected to be paid in shares. The number of shares (rounded up to the next whole share in the event of a fractional share) payable to a Nonemployee Director who so elects to receive meeting fees for a calendar quarter in the form of shares shall be based upon the aggregate Fair Market Value of the Common Stock on the Credit Date following such quarter of the director meeting fees which have been earned in such quarter and which are elected to be paid in shares. Except with respect to any shares the director has elected to defer, certificates representing such shares shall be delivered to the Nonemployee Director as soon as practicable.

             (c) Deferrals of Meeting Fees and Cash Retainer. Subject to the terms and conditions of the Plan, a Nonemployee Director may elect to defer all or a portion of the shares payable under Section 6(b) and all or a portion of the director meeting fees and Excess Retainer payable in cash by the Company for his or her service as a director for the calendar year. Such election shall be made in accordance with Section 6(d). A Nonemployee Director who elects to so defer shall have any


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deferred shares deferred in the form of shares of Common Stock and any deferred cash fees and retainer deferred in the form of cash.

             (d) Elections.

                         (1) Deferrals. All elections under Sections
     6(a), 6(b) and 6(c) shall (A) be made in writing and delivered to the Secretary of the Company and (B) be irrevocable. All elections for payments or deferrals shall be made on or before December 31 of the year prior to the year in which the director's fees or Annual Retainer, as the case may be, are to be earned (or, in the case of an individual who becomes a Nonemployee Director during a calendar year, no later than 30 days after the individual becomes a Nonemployee Director). Deferral elections shall also (A) specify the portions (in 25% increments) to be deferred and (B) specify the future date or dates on which deferred amounts are to be paid or the future event or events upon the occurrence of which the deferred amounts are to be paid and the method of payment (lump sum or annual installments of approximately equal amounts (up to 10)). In the event of an election under Section 6(b) for director meeting fees or Excess Retainer to be paid in shares of Common Stock, the election shall specify the portion (in 25% increments) to be so paid. Any change with respect to the terms of his or her election for (A) the payment or investment of director meeting fees or Excess Retainer under Section 6(b) from shares to cash or vice versa and (B) the amount of any deferral in the form of Common Stock shall


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     be effective upon receipt by the Secretary of the Company. Any such change shall be effective only with respect to future earnings.

                         (2) Stock Account. On the Credit Date, a
     Nonemployee Director who has elected to defer shares under Sections 6(a) or 6(c) shall receive a credit to his or her Stock Account. The amount of such credit shall be the number of shares so deferred (rounded to the next whole share in the event of a fractional share).

                         (3) Cash Account. On the Credit Date or in the case of the Excess Retainer, on the day on which the Nonemployee Director is entitled to receive such Excess Retainer, a Nonemployee Director who has elected to defer cash fees and/or the Excess Retainer under Section 6(c) in the form of cash shall receive a credit to his or her Cash Account. The amount of the credit shall be the dollar amount of such Director's meeting fees earned during the immediately preceding quarterly period or the amount of the Excess Retainer to be paid for the calendar year, as the case may be, and in each case, specified for deferral in cash.

                         (4) Dividends and Interest. Each time a cash dividend is paid on the Common Stock, a Nonemployee Director who has shares credited to his or her Stock Account shall receive a credit for such dividends on the dividend payment date to his or her Stock Account. The amount of the dividend credit shall be the number of shares (rounded to the nearest one-hundredth of a share)


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     determined by multiplying the dividend amount per share by the number of shares credited to such director's Stock Account as of the record date for the dividend and dividing the product by the Fair Market Value per share on the dividend payment date. The Cash Account of a Nonemployee Director shall be credited on each Credit Date with interest on such account's balance at the end of the preceding quarter, payable at a rate equal to the pre-tax cost of borrowing of the Company on such date as determined from time to time by the Chief Financial Officer, Controller or Treasurer of the Company.

                         (5) Payouts. Cash Accounts will be paid out in cash and Stock Accounts shall be paid out in shares of Common Stock. Cash amounts credited to a Cash Account and certificates representing shares credited to a Stock Account shall be delivered to the Nonemployee Director as soon as practicable following the termination of the deferral and consistent therewith.

                    (e) No Stock Rights. The deferral of shares of Common Stock into a Stock Account shall confer no rights upon such Nonemployee Director, as a shareholder of the Company or otherwise, with respect to the shares held in such Stock Account, but shall confer only the right to receive such shares credited as and when provided herein.

                    (f) Change in Control. Notwithstanding anything to the contrary in this Plan or any election, in the event a Change in Control



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occurs, amounts and shares credited to Cash Accounts and Stock
Accounts shall be promptly distributed to Nonemployee Directors.

                    (g) Beneficiaries. A Nonemployee Director may designate at any time and from time to time a beneficiary for his or her Stock and Cash Accounts in the event his or her Stock or Cash Account may be paid out following his or her death. Such designation shall be in writing and received by the Company prior to the death to be effective.

     (7) Limitations and Conditions.

                    (a) Total Number of Shares. The total number of shares of Common Stock that may be issued to Nonemployee Directors under the Plan is 50,000. Such total number of shares may consist, in whole or in part, of authorized but unissued shares. The foregoing number may be increased or decreased by the events set forth in
Section 8 below. No fractional shares shall be issued hereunder. In the event a Nonemployee Director is entitled to a fractional share, such share amount shall be rounded upward to the next whole share amount.

                    (b) No Additional Rights. Nothing contained herein shall be deemed to create a right in any Nonemployee Director to remain a member of the Board, to be nominated for reelection or to be reelected as such or, after ceasing to be such a member, to receive any cash or shares of Common Stock under the Plan which are not already credited to his or her accounts.

     8. Stock Adjustments. In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up,


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spin-off, combination or exchange of shares or recapitalization or change in capitalization, or any other similar corporate event, the Committee may make such adjustments in (i) the aggregate number of shares of Common Stock that may be issued under the Plan as set forth in Section 7(a) and the number of shares that may be issued to a Nonemployee Director with respect to any year as set forth in Section 6(a), (ii) the class of shares that may be issued under the Plan,
(iii) the number of shares credited to a Stock Account and (iv) the amount and type of payment that may be made in respect of unpaid dividends on shares of Common Stock whose receipt has been deferred pursuant to Section 6(d), as the Committee shall deem appropriate in the circumstances. The determination by the Committee as to the terms of any of the foregoing adjustments shall be final, conclusive and binding for all purposes of the Plan.


     9. Amendment and Termination. This Plan may be amended, suspended or terminated by action of the Board; provided, however, no termination or modification of the Plan shall adversely affect the rights of any Nonemployee Director with respect to any amounts otherwise payable or credited to his or her Cash Account or Stock
Account.

     10. Nonassignability. No right to receive any payments under the Plan or any amounts credited to a Nonemployee Director's Cash or Stock Account shall be assignable or transferable by such Nonemployee Director other than by will or the laws of descent and distribution or pursuant to a domestic relations order. The designation of a beneficiary under Section 6(h) by a Nonemployee Director does not constitute a transfer.


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     11. Unsecured Obligation. Benefits payable under this Plan shall be an unsecured obligation of the Company.